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                                                                 EXHIBIT 12.1




                          TOYOTA MOTOR CREDIT CORPORATION

                 CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                Three Months Ended      Six Months Ended
                                                     March 31,              March 31,
                                                ------------------      ----------------
                                                1999          1998      1999        1998
                                                ----          ----      ----        ----
                                                           (Dollars in Millions)

Consolidated income
   before income taxes.......................   $ 49          $ 53      $108        $116
                                                ----          ----      ----        ----
Fixed charges:
   Interest..................................    220           239       460         473
   Portion of rent expense
      representative of the
      interest factor (deemed
      to be one-third).......................      1             1         3           2
                                                ----          ----      ----        ----

Total fixed charges..........................    221           240       463         475
                                                ----          ----      ----        ----
Earnings available
   for fixed charges.........................   $270          $293      $571        $591
                                                ====          ====      ====        ====

Ratio of earnings to
   fixed charges<F1>.........................   1.22          1.22      1.23        1.24
                                                ====          ====      ====        ====

-----------------
<F1>  As of March 31, 1999 TMCC has guaranteed payments of principal and interest on $128 million principal amount of bonds issued in connection with the manufacturing facilities of certain of its affiliates.  As of March 31, 1999,
      TMCC has not incurred any fixed charges in connection with such guarantees and no amount is included in any ratio of earnings to fixed charges.